Exhibit 99.1

News Release

Corporate Communications

Media	Investors
Ancel Martinez	Jim Rowe
415-222-3858	415-396-8216

Howard V. Richardson Elected To the Board of

Wells Fargo & Company

SAN FRANCISCO, November 28, 2012 - Wells Fargo & Company (NYSE:WFC) today said that its board of directors has elected Howard V. “Rick” Richardson, a retired partner of PricewaterhouseCoopers LLP (PwC), to the company’s board of directors, effective January 1, 2013.

Richardson will serve on the board’s Audit and Examination Committee. His election increases the size of the company’s board to 16 directors.

“Rick Richardson served PwC for over three decades in a wide range of leadership, audit, and business advisory positions, including as the lead engagement partner for several of PwC’s largest financial services clients,” said John Stumpf, Wells Fargo’s chairman and CEO. “Wells Fargo is very fortunate to add Mr. Richardson and his vast knowledge of the financial services industry to the board, and we welcome him to Wells Fargo.”

“I am delighted to join Wells Fargo’s board,” Richardson said. “I spent my entire career at PwC working closely with senior management teams, boards of directors, and audit committees of large U.S. and international financial services firms and I am excited about the opportunity to bring my experience to Wells Fargo, which is among the most successful financial services companies in the world.”

“Mr. Richardson has extensive financial, accounting, bank regulatory, and risk management expertise, as well as valuable experience assisting financial services companies navigate complex operating environments,” said Stephen W. Sanger, lead director of Wells Fargo’s board and chair of its Governance and Nominating Committee. “The board will benefit from his insight and perspective and looks forward to working with him.”

Prior to retiring in 2011, Richardson held a variety of positions with PwC, including U.S. Financial Services and Banking leader from 1996 to 2000 and Global Banking/Capital Markets leader from 1998 to 2002. Richardson joined PwC in 1976 and became a partner in 1988. He was the lead engagement partner or advisory partner for some of PwC’s largest financial services clients, including large bank holding companies, investment management firms, broker-dealers, and insurance companies. He is a member of the American Institute of Certified Public Accountants (AICPA) and served on the AICPA Banking Committee’s Regulatory Task Force from 1992 to 1995. He graduated from Duke University and received a M.S. degree from Boston University (London campus). Richardson serves as a senior advisor and member of the Strategic Planning Committee of the Ronald McDonald House of New York.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.4 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, the Internet (wellsfargo.com), and has offices in more than 35 countries to support the bank’s customers who conduct business in the global economy. With approximately 265,000 full-time equivalent team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 26 on Fortune’s 2012 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

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